HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________                   harttrinen@aol.com
Will Hart                       (303) 839-0061               Fax: (303) 839-5414

                                 April 13, 2017

Jeffrey Gabor
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

         United Cannabis Corporation
         Registration Statement on Form S-1
         File No. 333-216222


     This office represents United Cannabis Corporation. Amendment No. 3 to the Company's Registration Statement has been filed with the Commission. Amendment No. 3 contains an updated accountants' consent.

     If you should have any questions concerning the foregoing, please do not hesitate to contact the undersigned.

                                    Very Truly Yours,

                                    HART & HART, LLC

                                    /s/ William T. Hart

                                    William T Hart